Exhibit (a)(5)(B)

201 S. College Street Suite 1690 Charlotte, NC 28244 (704) 343-6011

[•], 2021

[Stockholder Name]

Re:    Steele Creek Capital Corporation

          Tender Confirmation

Dear Stockholder:

Steele Creek Capital Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.001 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.		XXX-XX[•]
Offer to Purchase Dated		September 1, 2021
Tender Valuation Date		September 30, 2021
Accepted Tender Shares		[•]
NAV as of Tender Valuation Date	$	[•]
Accepted Tender Amount	$	[•]

Approximately forty-five days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact the Fund.

Sincerely,

Steele Creek Investment Management LLC
The Adviser